Exhibit 10.4

March 15, 2019

Prospect Mortgage Insurance, LLC
c/o Starwood Property Trust, Inc.
1 E. Wacker Drive, Suite 3600
Chicago, Illinois 60601
Attn: Steven Ujvary
sujvary@starwood.com
Attn: Andrew J. Sossen, General Counsel and Chief Operating Officer
asossen@starwood.com

Dear Steven and Andrew:

This letter (“Letter Agreement”) shall supplement the Amended and Restated Advances, Collateral Pledge and Security Agreement dated July 7, 2017 and the Supplement to Amended and Restated Advances, Collateral Pledge and Security Agreement dated July 7, 2017, as such were amended by that certain Letter Agreement dated October 16, 2018, executed by the parties hereto and Starwood Property Trust, Inc. (together, as amended from time to time, the “Advances Agreement”), between the Federal Home Loan Bank of Chicago (the “Bank”) and Prospect Mortgage Insurance, LLC (“Member”). This Letter Agreement sets forth requirements related to the Member’s request to increase its borrowing capacity. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Advances Agreement.

1.

Member’s Increased Advance Capacity. Subject to the terms of the Advances Agreement, as supplemented by this Letter Agreement, the Member shall be permitted to draw Advances such that the amount of aggregate Advances shall not exceed, at any time, the lesser of (i) Two Billion Dollars ($2,000,000,000), or (ii) the amount equal to 40% of the Member’s  “total assets” (as used herein, Member’s  “total assets” shall mean those assets as reflected in the Member’s most recent financial statements as filed with the Vermont Department of Financial Regulation). Any and all Advances extended to Member (including current Advances and future Advances) shall at all times remain subject to the terms and conditions of the Advances Agreement including without limitation, the regulatory requirement that no new Advances or renewals of existing Advances shall have a maturity date of later than February 19, 2021.

Guaranty. Starwood Property Trust, Inc. shall deliver the Amended and Restated Guaranty (the “Guaranty”) providing for a guaranty of payment of all of the obligations and  liabilities of Member to the Bank arising out of the Advances Agreement, as further set forth in the Guaranty. Such guaranty shall be delivered to the Bank prior to effectiveness of the increased Advance capacity set forth in paragraph 1 above, and as a condition precedent to Member’s ability to access the increased capacity set forth above.

2.	Required Advance Reductions. Member will be required to pay down outstanding Advances according to the following schedule (the “Required Paydown Schedule”) and after each corresponding date the Member may not increase its outstanding Advances above the required Advance balance related to such date set forth below:

a) On or before September 15, 2020,  Member shall pay down Advances to an amount equal to $1.6 Billion or less;

b) On or before October 15, 2020,  Member shall pay down Advances to  an amount equal to $1.2 Billion or less;

c) On or before November 15,  2020,  Member shall pay down Advances to an amount equal to $800 Million or less;

d) On or before December 15,  2020,  Member shall pay down Advances to an amount equal to $400 Million or less; and

e) On or before January 15, 2021,  Member shall pay down all remaining outstanding Indebtedness to the Bank,  except for the following fixed rate Advances which shall be repaid on or before February 19,  2021.

Transaction Number	Credit Type	Outstanding Amount	Current Rate
100064	Al21-Fixed Rate Fixed Term	$48,000,000.00	2.02%
100920	Al21-Fixed Rate Fixed Term	$72,000,000.00	2.08%

Member’s  failure to comply with the above pay down schedule shall constitute an Event of Default under the Advances Agreement. All Advances borrowed  by Member,  including those borrowed after the date of this letter,  shall be included in the calculation of outstanding Advances set forth in this Section 3 and shall be subject to the Required Paydown Schedule. Member will be subject to any applicable prepayment fees it may occur in complying  with the Required Paydown Schedule.

After the date of this Letter Agreement,  for any new Advance request or a request to “roll”    or extend the maturity date for an existing Advance,  Member shall (i) provide the Bank with two (2) days notice,  and (ii) provide the Bank with a copy of the most recent  updated financial statements for each of Member.

3.

Limitations on transfer. As used for purposes of this Letter Agreement, the terms “Transfer” or “Transfers” shall refer to any  transfer,  sale,  assignment or encumbrance of any assets; “Transferred Assets” shall mean those assets proposed to be Transferred from the Member;  and references to ‘Value’ shall mean fair value as defined by and determined in accordance with GAAP.  Except as otherwise permitted in the Advances Agreement,  Member hereby agrees that it will not Transfer any of its assets (whether owned directly or through Member’s wholly-owned subsidiaries,  and whether or not such assets are Qualifying Collateral pledged under the Advances Agreement),  unless:

(i)	Member replaces the Transferred Assets with assets of comparable, or greater, Value and quality;

(ii)	such Transfer satisfies each of the following conditions:

(a) the Value of Transferred Assets shall not be greater than four percent (4%) of the Member’s Total Assets as represented on the Member’s most recently delivered financial statements;

(b) the Value of such Transferred Assets, when combined with all other Transfers made since the Member’s most recently delivered financial statements, does not equal more than six percent (6%) of the Total Assets as represented on the Member’s most recently delivered financial statements; and

(c) such Transfer does not result in Member’s total outstanding Advances exceeding 40% of its Total Assets; or

(iii)  for any Transfer not satisfying (i) or (ii) above, the Bank provides its written consent, which consent shall not be unreasonably withheld as long as Member continues to remain in full compliance with the Regulations on lending to captives and there is no Event of Default existing under the Advances Agreement.

Except as expressly set forth above, nothing in this Letter Agreement is intended to modify or restrict the Bank’s rights set forth in the Advances Agreement. With its signature below, Member hereby ratifies and confirms that all terms and conditions in the Advances Agreement remain in full force and effect.

Please acknowledge your agreement to the above terms, by executing and returning a copy this Letter Agreement to the Bank.

Yours Truly,

FEDERAL HOME LOAN BANK OF CHICAGO

/s/
Sr. Vice President, Sr. Manager, Credit Analysis

/s/
Sr. Vice President, Chief Credit Officer

Agreed to on this 15th day of March, 2019

PROSPECT MORTGAGE INSURANCE, LLC

/s/ Andrew J. Sossen
Name: Andrew J. Sossen
Title: Chief Operating Officer